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                                                                                                          EXHIBIT 11


                                     HANOVER FOODS CORPORATION AND SUBSIDIARIES
                                          Computation of Earnings Per Share
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                                            Thirty-Nine Weeks Ended                       Thirteen Weeks Ended
                                         March 1,              March 2,              March 1,              March 2,
                                           1998                  1997                  1998                  1997
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
BASIC
Earnings:
  Net Earnings                         $ 6,195,000           $ 5,039,000           $ 2,156,000           $ 1,474,000

Preferred stock dividends                  (26,000)              (23,000)              (10,000)               (7,000)
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Net earnings applicable to
    common stock                       $ 6,169,000           $ 5,016,000           $ 2,146,000           $ 1,467,000
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SHARES
Weighted average number
   of shares outstanding                   718,609               720,556               718,609               720,556
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Net earnings per share --
   basic                               $      8.58           $      6.96           $      2.99           $      2.04
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DILUTED
Net Earnings                           $ 6,195,000           $ 5,039,000           $ 2,156,000           $ 1,479,000
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SHARES
Weighted average number
   of shares outstanding                   718,609               720,556               719,037               720,556
Effect of Convertible
   Preferred Shares                          5,738                 6,604                 5,738                 6,604
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Weighted average number
   of shares used for diluted
   earnings per share                      724,347               727,160               724,775               727,160
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Net earnings per share
   Diluted                             $      8.55           $      6.93           $      2.97           $      2.03
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